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                                                                    Exhibit 10.5


                               QUANTUM CORPORATION

                      MICHAEL A. BROWN EMPLOYMENT AGREEMENT

     This Agreement is made by and between Quantum Corporation, a Delaware corporation (the "Company"), and you, Michael A. Brown, as of September 3, 2002 (the "Effective Date").

     1.   Duties and Scope of Employment.

          (a) Positions and Duties. You will serve as the employee Chairman of the Board of Directors of the Company (the "Board"). Your duties will include, but not be limited to, (1) advising, coaching and mentoring the Company's Chief Executive Officer and other senior management, (2) chairing the meetings held by the Board, (3) leading corporate governance initiatives, (4) assisting with remaining issues relating to the Maxtor divestiture, and (5) other duties as agreed between you and the Board. Prior to January 1, 2003, you shall make yourself available for full-time employment. Beginning January 1, 2003, you shall make yourself available for employment on a part-time basis as required by the Company. If the Board appoints the Company's CEO as Chairman of the Board during your term of employment with the Company, you will serve as the employee Vice-Chairman of the Board.

          (b) Board of Directors. You will continue to serve as a member and Chairman of the Board, subject to any required Board and/or stockholder approval. If the Board appoints the Company's CEO as Chairman of the Board, you will serve as a member and Vice-Chairman of the Board, subject to any required Board and/or stockholder approval. You agree that you will not receive additional compensation (including option grants) for your service as a member of the Board during your employment with the Company. After your employment with the Company ends and for so long as you remain a member of the Board, you shall be eligible to receive compensation (including option grants) for your services as a director comparable to that paid to other members of the Board.

          (c) Obligations. During the Employment Term (as defined in Section 1(d)), you will devote your full effort to the performance of your duties and will perform them faithfully and to the best of your ability. For the duration of the Employment Term, you agree not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, which approval will not be unreasonably withheld; provided, however, that you may, without the approval of the Board, serve in any capacity with any civic, educational or charitable organization.

          (d) Employment Term. Your term of employment with the Company is referred to as the "Employment Term." The Employment Term shall commence on the Effective Date of this Agreement and shall continue through September 2, 2003. Subject to the Company's obligation to provide separation benefits as specified in the Separation Agreement between you and the Company, dated as of September 3, 2002 (the "Separation Agreement"), you and the Company acknowledge that this employment relationship may be terminated at any time, upon thirty (30) days written notice

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to the other party, with or without cause and for any or no cause or reason, at the option of either you or the Company.

     2.   Compensation.

          (a) Base Salary. During your employment with the Company, the Company will pay you a base salary ("Base Salary"). As of the Effective Date, your annualized Base Salary shall be $600,000. Effective as of January 1, 2003, your monthly Base Salary shall be $75,000. The Base Salary will be paid through payroll periods that are consistent with the Company's normal payroll practices.

          (b) Bonus. For calendar year 2002, you will continue to be eligible to receive a bonus based upon the achievement of one or more performance goals specified by the Compensation Committee of the Board (the "Committee"), as provided in the Company's Executive Officer Incentive Plan.

          (c) Separation Transition Award. In recognition of your services and contributions to the Company, you will receive an award of $3.6 million (the "Separation Transition Award"). The Separation Transition Award is guaranteed and will be paid to you in a lump sum on or about January 1, 2003 regardless of your employment status on that date.

          (d)   Options.

                 (i)     You agree that you will authorize the cancellation of
1.531 million outstanding options, whether vested or unvested, as of November 3, 2002.

                 (ii) On the date you sign this Agreement, one hundred percent (100%) of the shares of Company common stock ("Common Stock") subject to any stock option held by you under the Company's stock option plans and outstanding on that date will accelerate and vest. Your outstanding vested stock options will remain exercisable until September 2, 2005 (but in no event later than the expiration of the term of the options as set forth in the related stock option agreements).

                 (iii) You acknowledge and agree that during the Employment Term and thereafter, your outstanding options to purchase Company Common Stock shall be governed by the terms of the applicable stock plans, your option agreements, this Agreement and your Separation Agreement. The Board retains the discretion to modify such options as it determines in its sole discretion, consistent with past practice and subject to the terms of the applicable stock plans (provided that no such modification shall impair your rights unless mutually agreed in writing).

          (e) Employee Benefits. During your employment with the Company, you will be eligible to participate in all Company employee benefit plans, policies and arrangements that are applicable to other employees of the Company (subject to the terms of such plans, policies and arrangements), as such plans, policies and arrangements and terms may exist from time to time; provided, however that you will not be eligible to participate in any Company bonus plan after December 31, 2002.

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     3.   Assignment. This Agreement will be binding upon and inure to the benefit of (a) your heirs, executors and legal representatives upon your death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of your rights to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of your right to compensation or other benefits will be null and void.

     4. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

     If to the Company:

     Quantum Corporation
     501 Sycamore Drive
     Milpitas, California 95035
     Attn: General Counsel

     If to you:

     at the last residential address known by the Company.

     5. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

     6. Entire Agreement. This Agreement, the Separation Agreement, the Employee Agreement dated July 23, 1982 and your option and restricted stock agreements (except as modified herein), represent the entire agreement and understanding between you and Company concerning your employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning your employment relationship with the Company, including, but not limited to, your Chief Executive Officer Change of Control Agreement with the Company dated April 1, 2001 (the "Change of Control Agreement").

     7.   Arbitration.

          (a) General. In consideration of your service to the Company, its promise to arbitrate all employment related disputes your receipt of the compensation, pay raises and other benefits paid to you by the Company, at present and in the future, you agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer,

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director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your service to the Company under this Agreement or otherwise or the termination of your service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the "Rules") and pursuant to California law. Disputes which you agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. You further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with you.

          (b) Procedure. You agree that any arbitration will be administered by the American Arbitration Association ("AAA") and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. You agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. You agree that the arbitrator shall issue a written decision on the merits. You also agree that the arbitrator shall have the power to award any remedies, including attorneys' fees and costs, available under applicable law. You understand the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that you shall pay the first $200.00 of any filing fees associated with any arbitration you initiate. You agree that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA's National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

          (c) Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between you and the Company. Accordingly, except as provided for by the Rules, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

          (d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, you agree that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code (S) 2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees.

          (e) Administrative Relief. You understand that this Agreement does not prohibit you from pursuing an administrative claim with a local, state or federal administrative body such as

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the Department of Fair Employment and Housing, the Equal Employment Opportunity
Commission or the workers' compensation board. This Agreement does, however, preclude you from pursuing court action regarding any such claim.

          (f) Voluntary Nature of Agreement. You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. You further acknowledge and agree that you have carefully read this Agreement and that you have asked any questions needed for you to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that you are waiving your right to a jury trial. Finally, you agree that you have been provided an opportunity to seek the advice of an attorney of your choice before signing this Agreement.

     8. No Oral Modification, Cancellation or Discharge. This Agreement may be changed or terminated only in writing (signed by you and the Company).

     9. Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.

     10. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

     11. Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

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     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

     MICHAEL A. BROWN



      /s/ Michael A. Brown                           Date: October 22, 2002
     ---------------------------
     Michael A. Brown



     QUANTUM CORPORATION



      /s/ Gregory W. Slayton                         Date: October 24, 2002
     ---------------------------
     Name:  Gregory W. Slayton
     Title: Chairman, Compensation Committee

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